SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12


                           WILLAMETTE INDUSTRIES, INC.

                             -----------------------

                (Name of Registrant as Specified in its Charter)
                             -----------------------

                              WEYERHAEUSER COMPANY

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
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     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transactions:
     (5)  Total fee paid:

----------
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     fee was paid previously. Identify the previous filing by
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


                                                   [Weyerhaeuser Company logo]


NEWS RELEASE

For Immediate Release


          WEYERHAEUSER SENDS LETTER TO WILLAMETTE BOARD OF DIRECTORS


FEDERAL WAY, Wash., May 30, 2001 - Steven R. Rogel, chairman, president and chief executive officer of Weyerhaeuser Company (NYSE: WY), today sent the following letter to the Board of Directors of Willamette Industries, Inc. (NYSE: WLL):

     May 30, 2001

     Willamette Industries, Inc.
     1300 Southwest Fifth Avenue
     Portland, Oregon 97201

     Attention: Board of Directors

     Dear Gentlemen:

     We feel compelled to bring to your attention mischaracterizations and false statements made by Willamette in a May 28, 2001 letter to your shareholders.

     In the letter, Willamette continues to demonstrate what we believe is a complete misunderstanding of the fiduciary duties of the directors of a public corporation. In contrast, the Weyerhaeuser nominees understand their fiduciary duties. If elected, they will encourage the board to participate in a meaningful dialogue with Weyerhaeuser. That dialogue would result in a transaction only if a majority of the Willamette board believes it in the best interest of Willamette's shareholders.

     The Weyerhaeuser nominees have no preconceptions about what the right price for a negotiated sale of Willamette might be. Despite the fact that the Willamette board appears to believe that Willamette is worth a higher price than its shares have ever achieved in the market, they have never disclosed at what price, if any, they would consider a sale transaction.

     Consistent with this approach, on May 23, 2001, Willamette's financial advisor told Weyerhaeuser's financial advisor that they were not authorized to discuss value with Weyerhaeuser or its representatives. As for Willamette's recent speculation about the company's value, we note that Willamette's so-called "value-enhancing" initiatives were widely known in the marketplace well before Weyerhaeuser commenced its offer. Your representatives have recently begun to characterize these projects as "investments" despite the fact that less than half of the capital cost of these initiatives has been expended.


                                     -more-

     In light of Willamette's apparent sensitivity to fiduciary duty, we find it incredible that you purport to know how much Weyerhaeuser is willing to pay in a negotiated transaction, when -- despite our stated willingness to pay more than $50 per share -- Willamette continues to refuse to explore the Weyerhaeuser offer. Your position confirms our belief that Willamette is simply unwilling to sell at any price.

     Weyerhaeuser has consistently tried to focus on the issues that are important to shareholders: shareholder value and board accountability. Nevertheless, we feel compelled to correct the blatant fabrication in the May 28th letter to shareholders. Willamette's allegation that Weyerhaeuser told Willamette that the timing of Weyerhaeuser's bid was motivated by its concern that Willamette's share price was going to increase is false and outrageous. Given your SEC disclosure obligations and the fact that your representatives have taken every opportunity to twist Weyerhaeuser's statements to attempt to portray Weyerhaeuser in an unfavorable light, it strains credulity to believe that Willamette would have waited until yesterday to disclose this, were it true.

     Finally, you accuse us of being disingenuous, but we remind you that two well-respected, independent proxy advisory firms, after listening to the positions of both sides, have recommended that Willamette shareholders vote for the Weyerhaeuser nominees.

     Sincerely,

     /s/ Steven R. Rogel

     Steven R. Rogel
     Chairman, President and Chief Executive Officer

IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

      ANALYSTS                                                  MEDIA
      Kathryn McAuley         Joele Frank / Jeremy Zweig        Bruce Amundson
      Weyerhaeuser            Joele Frank, Wilkinson            Weyerhaeuser
      (253) 924-2058          Brimmer Katcher                   (253) 924-3047
                              (212) 355-4449

To All Willamette Shareholders:


                           Setting The Record Straight

                        [Weyerhaeuser Company letterhead]


     May 30, 2001

     Willamette Industries, Inc.
     1300 Southwest Fifth Avenue
     Portland, Oregon 97201

     Attention: Board of Directors

     Dear Gentlemen:

     We feel compelled to bring to your attention mischaracterizations and false statements made by Willamette in a May 28, 2001 letter to your shareholders.

     In the letter, Willamette continues to demonstrate what we believe is a complete misunderstanding of the fiduciary duties of the directors of a public corporation. In contrast, the Weyerhaeuser nominees understand their fiduciary duties. If elected, they will encourage the board to participate in a meaningful dialogue with Weyerhaeuser. That dialogue would result in a transaction only if a majority of the Willamette board believes it in the best interest of the Willamette shareholders.

     The Weyerhaeuser nominees have no preconceptions about what the right price for a negotiated sale of Willamette might be. Despite the fact that the Willamette board appears to believe that Willamette is worth a higher price than its shares have ever achieved in the market, they have never disclosed at what price, if any, they would consider a sale transaction.

     Consistent with this approach, on May 23, 2001, Willamette's financial advisor told Weyerhaeuser's financial advisor that they were not authorized to discuss value with Weyerhaeuser or its representatives. As for Willamette's recent speculation about the company's value, we note that Willamette's so-called "value-enhancing" initiatives were widely known in the marketplace well before Weyerhaeuser commenced its offer. Your representatives have recently begun to characterize these projects as "investments" despite the fact that less than half of the capital cost of these initiatives has been expended.

     In light of Willamette's apparent sensitivity to fiduciary duty, we find it incredible that you purport to know how much Weyerhaeuser is willing to pay in a negotiated transaction, when -- despite our stated willingness to pay more than $50 per share -- Willamette continues to refuse to explore the Weyerhaeuser offer. Your position confirms our belief that Willamette is simply unwilling to sell at any price.

     Weyerhaeuser has consistently tried to focus on the issues that are important to shareholders: shareholder value and board accountability. Nevertheless, we feel compelled to correct the blatant fabrication in the May 28th letter to shareholders. Willamette's allegation that Weyerhaeuser told Willamette that the timing of Weyerhaeuser's bid was motivated by its concern that Willamette's share price was going to increase is false and outrageous. Given your SEC disclosure obligations and the fact that your representatives have taken every opportunity to twist Weyerhaeuser's statements to attempt to portray Weyerhaeuser in an unfavorable light, it strains credulity to believe that Willamette would have waited until yesterday to disclose this, were it true.

     Finally, you accuse us of being disingenuous, but we remind you that two well-respected, independent proxy advisory firms, after listening to the positions of both sides, have recommended that Willamette shareholders vote for the Weyerhaeuser nominees.

     Sincerely,

     /s/ Steven R. Rogel

     Steven R. Rogel
     Chairman, President and Chief Executive Officer


                   ASK YOURSELF: WHAT WOULD MY SHARES BE WORTH
                           IF WEYERHAEUSER WENT AWAY?


                VOTE GOLD NOW TO TAKE CONTROL OF YOUR INVESTMENT

We believe that you deserve a board of directors that will act to protect your interests. You can make your voice heard in a manner that cannot be ignored by your board of directors by electing the Weyerhaeuser nominees at Willamette's June 7th Annual Meeting. If our slate is elected at the June 7th meeting and Willamette continues to refuse to negotiate, Weyerhaeuser intends to nominate a slate of directors for election at Willamette's 2002 Annual Meeting. HOWEVER, IF THE WEYERHAEUSER NOMINEES ARE NOT ELECTED ON JUNE 7TH, WE WILL WITHDRAW OUR OFFER, SINCE IT WILL TAKE AT LEAST TWO MORE YEARS, UNTIL THE 2003 ANNUAL MEETING, TO EFFECT A TRANSACTION NOT APPROVED BY THE CURRENT WILLAMETTE BOARD.


                           [Weyerhaeuser Company logo]


To support the Weyerhaeuser nominees, ignore the green proxy card. You must use the GOLD card to vote for the Weyerhaeuser nominees.
If you have any questions or require any assistance in executing or delivering your proxy, please call our proxy solicitor, INNISFREE M&A INCORPORATED, at
                         1-877-750-5838 (toll-free).

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Thursday, June 7, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.


                                                                  May 31, 2001